Exhibit 10.51

LOYALTY AGREEMENT
The undersigned parties wish to enter into this LOYALTY AGREEMENT (the “Agreement”) between Advance Auto Parts, Inc. (including its subsidiaries, parents and affiliated or related entities, if any, (jointly and severally, “Related Entities”)), a Delaware corporation with its principal place of business in Roanoke, Virginia (“Advance” or the “Company”) and Natalie S. Schechtman (“Employee”), effective the 9th day of May, 2016.
In consideration of the mutual promises and obligations in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Advance and Employee agree as follows:
1.    Position; Term of Employment. Advance agrees Employee is employed as its Senior Vice President, Human Resources (“Employee’s Position”).
The term of this Agreement shall commence on May 9, 2016 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless Employee’s employment by Advance is sooner terminated; provided, however that commencing on the first anniversary of the Commencement Date, and on each day thereafter, the Term of this Agreement shall automatically be extended an additional day until Advance shall have given not less than 90 days’ written notice to the Employee that it does not wish to extend the Term of the Agreement, in which case the Agreement shall terminate on the date that is the later of 90 days following Employee’s receipt of notice of termination of the Agreement or the termination date stated in the notice of termination.
2.     Duties.

(a)    Duties and Responsibilities.    The Employee shall have such duties and responsibilities of the Employee’s Position and such other duties and responsibilities reasonably consistent with the Employee’s Position as Advance may request from time to time and shall perform such duties and carry out such responsibilities to the best of the Employee’s ability for the purpose of advancing the business of Advance and its Related Entities, if any. The Employee shall observe and conform to the applicable policies and directives promulgated from time to time by Advance, and its Board of Directors or by any superior officer(s) of Advance. Subject to the provisions of Subsection 2(b) below, the Employee shall devote the Employee’s full time, skill and attention during normal business hours to the business and affairs of Advance and its Related Entities, except for holidays and vacations consistent with applicable Company policy and except for illness or incapacity. The services to be performed by the Employee hereunder may be changed from time to time at the discretion of Advance. Advance shall retain full direction and control of the means and methods by which the Employee performs the Employee’s services and of the place or places at which such services are to be rendered.

(b)    Other Activities. During the Term of this Agreement, it shall not be a violation of this Agreement for the Employee to, and the Employee shall be entitled to, (i) serve on corporate, civic, charitable, retail industry association or professional association boards or committees within the limitations of the Code of Ethics & Business Conduct and the Guidelines on Significant Governance Issues, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities (x) do not significantly interfere with the performance of the Employee’s duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Employee’s duties or responsibilities hereunder, (y) are in compliance with the Company’s policies and procedures in effect from time to time, including the Code of Ethics & Business Conduct and the Guidelines on Significant Governance Issues, in each case as may be amended periodically, and (z) do not violate Section 10 of this Agreement.

3.     Advance’s Business Development and Activities. Employee agrees that Advance is engaged in the highly competitive business of (1) the retail, commercial and/or wholesale sale, rental, and/or distribution of parts, accessories, supplies (including, but not limited to, paint), equipment and/or maintenance items for automobiles, light and heavy duty trucks (both commercial and non-commercial), off-road equipment, buses, recreational vehicles, and/or agricultural equipment, and/or (2) the provision of any automotive-related service (including, but not limited to, shop management, inventory control, and/or vehicle repair software or marketing) to auto repair shops, garages, specialty-service providers (e.g. any business that specializes in automotive oil changes, painting, tires, mufflers, brakes, transmission, and/or body work) and/or service centers, including, but not limited to painting, collision or body service centers. Advance’s business has required and continues to require the expenditure of substantial amounts of money and the use of business techniques and specialized skills developed over a long period of time. As a result of these investments of money, skill and time, Advance has developed and will continue to develop certain valuable Confidential Information as defined in Section 10(a) of this Agreement that are peculiar to Advance’s business and the disclosure of which would cause Advance great and irreparable harm. Advance has also invested a great deal of time and money in developing relationships with its customers, vendors and employees.
4.    Employee’s Access to Confidential Information. By virtue of employment with Advance, Employee has access to much of its valuable Confidential Information, as defined in Section 10(a) of this Agreement. Employee agrees that Employee would not have access to such Confidential Information if not for Employee’s employment with Advance and that it would be unfair to disclose such Confidential Information to others, or to use it to Advance’s disadvantage.

5.    Benefits upon Termination of Employment by Advance Other than for Due Cause, Death or Disability. The foregoing notwithstanding, Advance may terminate the Employee’s employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event such termination is not due to the Employee’s voluntary resignation, death, Disability or by Advance for Due Cause, the Employee shall (i) be sent written notice stating the termination is not due to the Employee’s voluntary resignation, death, Disability or by Advance for Due Cause and (ii) be entitled to a Termination Salary Payment and certain other benefits as hereinafter defined. In the event of such termination by Advance, the Employee shall receive the following payments and benefits as set forth in this Section 5:

(a) Termination Salary Payment. Payment of a cash payment in an amount equal to one year of the Employee’s annual base salary as an employee of Advance, as in effect immediately prior to such termination of employment (“Termination Salary Payment”);

(b) Termination Bonus Payment. Payment of a lump sum cash payment in an amount equal to the pro rata portion of any annual bonus that would have been payable to the Employee as an employee of Advance, provided the criteria for such bonus other than the Employee’s continued employment are satisfied (the “Termination Bonus Payment”), which shall be paid at the time such bonus payments are made to other employees;
(c) Outplacement Services. Outplacement assistance, at a cost to Advance not to exceed $12,000.00, for a period not to exceed twelve (12) months from the date of termination of employment; and
(d) Medical Coverage. Provision of continued group health insurance coverage pursuant to the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and under the terms of the applicable group health plan(s) or successor plan(s), should Employee elect COBRA continuation coverage. The date of the qualifying event is Employee’s Separation Date for COBRA continuation coverage purposes. From the starting date of the period of COBRA continuation coverage for Employee and his/her dependents, until the earlier of (i) fifty-two (52) weeks, or (ii) the earlier of the date the Employee is covered under another health insurance program or the date the Employee becomes eligible for coverage under another health insurance program in conjunction with the Employee’s subsequent employment, Advance will pay the normal employer contribution towards such coverage (as though Employee were still an active employee) and Employee (and/or his/her dependents) will be responsible for paying the normal employee contribution towards such coverage.
(e) Timing of Payments. The Termination Salary Payment shall be payable in twenty-six (26) equal installments beginning on the next regularly scheduled pay day following the date of termination. Notwithstanding anything herein to the contrary, this Agreement is intended to be operated so that the payment of the benefits set forth in this Section 5 shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing, in the event that Advance determines that any amounts that become payable hereunder fail to be exempt from the requirements of Code Section 409A, then the payment of such amounts shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be accelerated, delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. With the exception of outplacement services and COBRA coverage described in this Paragraph 5, all benefits set forth in this Paragraph 5 that have not been paid to Employee as of March 10 of the calendar year immediately following the calendar year in which termination of employment occurs shall be paid to Employee on March 15 of the calendar year immediately following the calendar year in which said termination of employment occurs.

(f)    Resignation and Release. Notwithstanding anything in this Agreement to the contrary, upon termination of employment for any reason, Employee shall be deemed to have resigned as an officer, director, manager and employee of the Company and its Related Entities and shall execute any documents and take any actions to effect the foregoing as requested by the Company. In order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Employee’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Employee or the Employee’s legal representative must within 21 days (or such other period as required under applicable law) after presentation of a release in form and substance reasonably satisfactory to Advance and its legal counsel, execute said release, and within 7 days (or such other period as required under applicable law) after such execution not revoke said release, on behalf of the Employee and Employee’s estate, heirs and representatives, releasing Advance, and its Related Entities and each of their respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to Employee’s employment with Advance; termination of Employee’s employment; any and all injuries, losses or damages to Employee, including any claims for attorney’s fees; any and all claims relating to the conduct of any employee, servant, officer, director or agent of Advance; and any and all matters, transactions or things occurring prior to the date of said release, including any and all possible claims, known or unknown, which could have been asserted against Advance or its Related Entities or their respective employees, agents, servants, officers or directors. For clarification, unless and until the Employee executes and does not, within any applicable revocation period, revoke the release, the Company shall have no obligation to make any Termination Payment to the Employee, and, even if the Employee does not execute the release, the Employee shall be bound by the post-termination provisions of this Agreement, including without limitation Section 10.
6.    Termination by Advance Other Than For Due Cause, Death or Disability Within Twelve Months After a Change In Control. If Advance terminates the Employee’s employment for other than Death, Disability or Due Cause prior to the expiration of the Term of this Agreement and within twelve (12) months after a Change In Control (as defined below), then (i) the Employee shall be entitled to a Change In Control Termination Payment as hereinafter defined and the Employee shall receive benefits as defined in Subsections 5(c) and (d) above and (ii) Advance shall provide written notice as described in Section 5 above.
(a)     Change In Control Termination Payment. The term “Change In Control Termination Payment” shall mean a cash payment equal to the sum of:
(i)    a lump sum amount equal to the Employee’s Termination Salary Payment, as defined in Section 5(a) of this Agreement (the “Change In Control Termination Salary Payment”); and
(ii)    a lump sum amount equal to the Employee’s Termination Bonus Payment, as defined in Section 5(b) of this Agreement (the “Change In Control Termination Bonus Payment”) which shall be paid at the time such bonus payments are made to other employees.

(b) Timing of Payments. The Change In Control Termination Salary Payment shall be paid in lump sum payments within forty-five (45) days following the date of the Employee’s Separation From Service, provided that the Employee executes and does not revoke within any applicable revocation period the release described in Section 6(c) below. Notwithstanding anything herein to the contrary, this Agreement is intended to be operated so that the payment of the benefits set forth in this Section 6 shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing, in the event that Advance determines that any amounts that become payable hereunder fail to be exempt from the requirements of Code Section 409A, then the payment of such amounts shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be accelerated, delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. With the exception of outplacement services and COBRA coverage described in this Paragraph 6, all benefits set forth in this Paragraph 6 that have not been paid to Employee as of March 10 of the calendar year immediately following the calendar year in which termination of employment occurs shall be paid to Employee on March 15 of the calendar year immediately following the calendar year in which said termination of employment occurs.
(c)    Resignation and Release. Notwithstanding anything in this Agreement to the contrary, upon termination of employment for any reason, Employee shall be deemed to have resigned as an officer, director, manager and employee of the Company and its Related Entities and shall execute any documents and take any actions to effect the foregoing as requested by the Company. In order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Employee’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Employee or the Employee’s legal representative must within 21 days (or such other period as required under applicable law) after presentation of a release in form and substance reasonably satisfactory to Advance and its legal counsel, execute said release, and within 7 days (or such other period as required under applicable law) after such execution not revoke said release, on behalf of the Employee and Employee’s estate, heirs and representatives, releasing Advance, and its Related Entities and each of their respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to Employee’s employment with Advance; termination of Employee’s employment; any and all injuries, losses or damages to Employee, including any claims for attorney’s fees; any and all claims relating to the conduct of any employee, servant, officer, director or agent of Advance; and any and all matters, transactions or things occurring prior to the date of said release, including any and all possible claims, known or unknown, which could have been asserted against Advance or its Related Entities or their respective employees, agents, servants, officers or directors. For clarification, unless and until the Employee executes and does not, within any applicable revocation period, revoke the release, the Company shall have no obligation to make any Termination Payment to the Employee, and, even if the Employee does not execute the release, the Employee shall be bound by the post-termination provisions of this Agreement, including without limitation Section 10.

(d)    Change In Control. For purposes of this Agreement, “Change In Control” shall have the same meaning as set forth in the Advance Auto Parts 2014 Long-Term Incentive Plan, effective May 14, 2014 (“2014 LTIP” or “Advance’s 2014 LTIP”).
7.    Treatment of Equity Awards Upon Change In Control. In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Option, Stock Appreciation Right (“SAR”), Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Stock Grant Awards (collectively “Awards”) as such Awards are defined in the 2014 LTIP (or any applicable successor plan of the Company), granted to the Employee pursuant to Advance’s 2014 LTIP or any successor plan shall be subject to such provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant.
8.    Benefits upon Termination of Employment as a Result of Death or Disability.

(a)    Death. In the event of the death of the Employee during the Term of this Agreement, the Employee’s employment shall be automatically terminated as of the date of death; a lump sum amount equal to the Termination Salary Payment, as defined in Section 5(a) of this Agreement, shall be paid within sixty (60) days after the date of the Employee’s death; and a lump sum amount equal to the Termination Bonus Payment, as defined in Section 5(b) of this Agreement, shall be paid at the time such bonus payments are made to other employees. The Termination Salary Payment and the Termination Bonus Payment shall be paid to the Employee’s designated beneficiary or to the Employee’s estate or other legal representative if no beneficiary was designated at the time of the Employee’s death. In the event of the death of the Employee during the Term of this Agreement, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Stock Grant Awards (collectively “Awards”), as such Awards are defined in the 2014 LTIP (or any applicable successor plan of the Company), granted to the Employee shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. The foregoing benefit will be provided in addition to any death, disability or other benefits provided under Advance’s benefit plans and programs in which the Employee was participating at the time of his death. Except in accordance with the terms of Advance’s benefit programs and other plans and programs then in effect, after the date of the Employee’s death, neither the Employee nor the Employee’s designated beneficiary or estate shall be entitled to any other compensation or benefits from Advance or hereunder.
(b)    Disability. In the event that Employee’s employment is terminated by Advance on account of the Employee’s Disability as hereinafter defined, the employment of the Employee may be terminated by Advance, effective upon the Disability Termination Date (as defined below). In such event, Advance shall pay the Employee an amount equivalent to thirty percent (30%) of the Employee’s base salary for a one year period, which amount shall be paid in one lump sum within forty-five (45) days following the Employee’s “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from Advance (“Separation From Service”), provided that the Employee or an individual duly authorized to execute legal documents on the Employee’s behalf executes and does not revoke within any applicable revocation period the release described in Section 5(f). The purpose and intent of the preceding two sentences is to ensure that the Employee receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of the Employee’s then-applicable base salary for such one-year period. In the event that Employee does not elect to participate in the Company’s long-term and/or short-term disability insurance benefit plans, the Company shall not be obligated to pay the Employee any amount in excess of thirty percent (30%) of the Employee’s Base Salary. In the event of the Disability of the Employee during the Employment Term, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Stock Grant Awards (collectively “Awards”), as such Awards are defined in the 2014 LTIP (or any applicable successor plan of the Company), granted to the Employee shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. Advance shall also pay to the Employee a lump sum amount equivalent to the Employee’s Termination Bonus Payment as defined in Section 5(b) of this Agreement, which amount shall be paid in one lump sum at the time such bonus payments are made to other employees, provided that the Employee or an individual duly authorized to execute legal documents on the Employee’s behalf executes and does not revoke within any applicable revocation period the release described in Section 5(f). The foregoing benefit will be provided in addition to any disability or other benefits provided under Advance’s benefit plans in which the Employee participates. Otherwise, after the Disability Termination Date, except in accordance with Advance’s benefit programs and other plans then in effect, the Employee shall not be entitled to any compensation or benefits from Advance or hereunder.

For purposes of this Agreement, “Disability” shall mean the Employee’s incapacity due to physical or mental illness causing the Employee’s complete and full-time absence from the Employee’s duties, as defined in Section 2 of this Agreement, for either a consecutive period of more than six months or at least 180 days within any 270-day period. Any determination of the Employee’s Disability made in good faith by Advance shall be conclusive and binding on the Employee, unless within 10 days after written notice to the Employee of such determination, the Employee elects by written notice to Advance to challenge such determination, in which case the determination of Disability shall be made by arbitration. Except as provided in this Subsection 8(b), Advance shall not be required to provide the Employee any compensation or benefits after the determination by Advance unless the arbitration results in a determination that the Employee is not disabled, in which case Advance shall pay to the Employee within 10 days after such arbitration decision all compensation due through the date of such arbitration decision. Advance shall not be deemed to have breached its obligations related to such compensation and benefits under this Agreement if it makes such payment within 10 days after such arbitration decision. The “Disability Termination Date” shall be the date on which Advance makes such determination of the Employee’s Disability unless the arbitration, if any, results in a determination that the Employee is not disabled. The Employee shall have a legally binding right to the disability severance benefit as of the Disability Termination Date.

9.     Due Cause. Nothing herein shall prevent Advance from terminating the Employee’s employment at any time for “Due Cause” (as hereinafter defined). The Employee shall continue to receive the Employee’s base salary only through the period ending with the date of such termination. Any rights and benefits the Employee may have under Advance’s employee benefit plans and programs shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause the Employee shall not be entitled to any compensation or benefits from Advance or hereunder.
For purposes of this Agreement, “Due Cause” shall mean:
(i)     a material breach by the Employee of the Employee’s duties and obligations under this Agreement or violation in any material respect of any code or standard of conduct generally applicable to the officers of Advance, including, but not limited to, Advance’s Code of Ethics and Business Conduct, (1) which is willful and deliberate on the Employee’s part, (2) which is not due to the disability of the Employee, (3) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Advance, and (4) which, if curable, has not been cured by the Employee within 15 business days after Employee’s receipt of notice to the Employee specifying the nature of such breach or violations;
(ii)     a material violation by the Employee of the Employee’s Loyalty Obligations as provided in Section 10 of this Agreement;
(iii)     conviction of a crime of moral turpitude or a felony of any type or a misdemeanor involving theft, fraud, breach of trust, or misappropriation;
(iv)     willfully engaging by the Employee in conduct that is demonstrably and materially injurious to Advance, monetarily or otherwise; or
(v)     a determination by Advance that Employee is in material violation of Advance’s Substance Abuse Policy.
10.    Loyalty Obligations. The Employee agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of Employee’s employment by or continued employment with Advance, and any of the following obligations that expressly continue after termination of employment as indicated below shall apply without regard to the reason for or method of such termination of employment:
(a)    Confidential Information.

(i)    Company Information. Employee agrees at all times during the term of Employee’s employment and thereafter, to hold any Confidential Information of Advance, or its Related Entities, in strictest confidence, and not to use (except for the benefit of Advance to fulfill Employee’s employment obligations) or to disclose to any person, firm or corporation other than Advance or those designated by it said Confidential Information without the prior written authorization of Advance, except as may otherwise be required by law or legal process. Employee agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including personnel information or data of Advance, technical data, trade secrets or know-how in which Advance or its Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to Advance or its Related Entities on whom Employee called, with whom Employee dealt or with whom Employee became acquainted during the term of Employee’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Employee or disclosed to Employee by Advance or its Related Entities or any other person or entity during the term of Employee’s employment with Advance either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of Advance or its Related Entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure; or (B) becomes available to the public through no act or omission of Employee.

(ii)    Third Party Information. Employee recognizes that Advance and its Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of Advance or its Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees at all times during the Employee’s employment and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for Advance consistent with the obligations of Advance or its Related Entities with such third party.

(b)    Conflicting Employment. Employee agrees that, during the term of Employee’s employment with Advance, Employee will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Advance or its Related Entities are now involved or become involved during the term of Employee’s employment. Nor will Employee engage in any other activities that conflict with the business of Advance or its Related Entities. Furthermore Employee agrees to devote such time as may be necessary to fulfill Employee’s obligations to Advance.

(c)    Returning Company Property. Employee agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee or others pursuant to or during Employee’s employment with Advance or otherwise shall be the property of Advance or its Related Entities and their respective successors or assigns. Upon termination of Employee’s employment with Advance, Employee will immediately surrender to Advance, in good condition, (i) all Confidential Information; (ii) all letters, notes, memoranda, program design specifications, and all other similar items which relate to customers or potential customers of Advance that Employee obtained from Advance files or databases, are supplied to Employee by Advance, or generated by Employee from Advance data and that are in Employee’s possession, custody, or control wherever located, including all reproductions or copies of such materials, whether in hard-copy or electronic form; and (iii) all tangible property of Advance, including by not limited to computers, handheld electronic devices, cellular telephones, briefcases, samples, merchandise, automobiles, and furniture. In the event of the termination of Employee’s employment and upon request by Advance, Employee agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(d)    Notification of New Employer. In the event that Employee leaves the employ of Advance, and is employed or engaged in a manner not involving legal representation or the practice of law, Employee hereby grants consent to notification by Advance to Employee’s new employer (whether Employee is employed as an executive, consultant, independent contractor, director, partner, officer, advisor, employee or manager) about Employee’s obligations under this Agreement.

(e)    Non-Interference. Employee covenants and agrees that while Employee is employed by Advance and for a period of one (1) year immediately following the termination of Employee’s employment with Advance, Employee shall not, without the prior written approval of Advance, directly or indirectly, either on behalf of Employee or any other person or entity, Interfere with Advance or any of its Related Entities.

(i)     For purposes of this Agreement, “Interfere” shall mean, except in the performance of the Employee’s duties and responsibilities on behalf of and for the benefit of Advance, (A) to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of Advance or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with Advance or any of its Related Entities, (B) to hire on the Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, any current or former employee or independent contractor of the Company who at any time was supervised (1) directly by the Employee or (2) by another person who was supervised directly by the Employee, or (C) whether as a direct solicitor or provider of such services, or in a management or supervisory capacity over others who solicit or provide such services, to solicit or provide services that fall within the definition of Restricted Activities as defined in Section 10(f)(ii) of this Agreement to any customer of Advance or its Related Entities, provided in no event shall this (1) restrict Employee from providing legal representation to or for, or soliciting legal representation from or for, any such customer, (2) restrict Employee from providing legal representation to or for, or soliciting legal representation from or for, any attorney or firm, including both in house counsel and outside counsel, or (3) restrict any such customer, attorney or firm from contacting or interacting with Employee regarding legal representation.

(ii)    After termination of Employee’s employment, this provision shall only apply to those employees, independent contractors, customers or suppliers of Advance or its Related Entities who were such at any time within 12 months prior to the date of such termination.

(f)    Covenants Not to Compete

(i)     Non-Competition. Employee covenants and agrees that during the period from the date hereof until, one (1) year immediately following the termination of Employee’s employment with Advance (the “Non-Compete Period”), Employee will not, directly or indirectly:

(A)     own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of any company or business that derives more than 15% of its revenues from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”) or

(B)     engage or participate as an employee, director, officer, manager, employee, partner, independent contractor, consultant or technical or business advisor (or any foreign equivalents of the foregoing) in the Restricted Activities within the Restricted Area, provided, however, that such restriction shall not apply to any such engagement or participation involving any legal representation or the practice of law.

(ii)    Restricted Activities/Restricted Area. For purposes of this Agreement, the term “Restricted Activities” means (1) the retail, commercial and/or wholesale sale, rental, and/or distribution of parts, accessories, supplies (including, but not limited to, paint), equipment and/or maintenance items for automobiles, light and heavy duty trucks ( both commercial and non-commercial), off-road equipment, buses, recreational vehicles, and/or agricultural equipment, and/or (2) the provision of any automotive-related service (including, but not limited to, shop management, inventory control, and/or vehicle repair software or marketing) to auto repair shops, garages, specialty-service providers (e.g. any business that specializes in automotive oil changes, painting, tires, mufflers, brakes, transmission, and/or body work) and/or service centers, including, but not limited to painting, collision or body service centers. In no event shall “Restricted Activities” mean or include legal representation or the practice of law or any communication or contact with Employee, regardless of who initiates it, regarding any legal representation or the practice of law. The term “Restricted Area” means the United States of America, including its territories and possessions.

(iii)    Association with Restricted Company. In the event that Employee intends to associate (whether as an executive, consultant, independent contractor, officer, manager, advisor, partner, employee or director) with any Restricted Company during the Non-Compete Period in a manner not involving any legal representation or the practice of law, Employee must provide information in writing to Advance relating to the activities proposed to be engaged in by Employee for such Restricted Company. All such current associations are set forth on Exhibit B to this Agreement. In the event that Advance consents in writing to Employee’s engagement in such activity, the engaging in such activity by Employee shall be conclusively deemed not to be a violation of this Subsection 10(f). Such consent is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of Employee or other similarly bound employees.

(iv)    Permitted Employment with Multi-Division Company. Nothing in this Subsection 10(f) shall preclude Employee from accepting employment with a multi-division company so long as (A) Employee’s employment is not within a division of the new employer that engages in and derives more than 15% of its revenues from the Restricted Activities within the Restricted Area, (B) during the course of such employment, Employee does not communicate related to Restricted Activities with any division of Employee’s new employer that is engaged in and derives more than 15% of its revenues from the Restricted Activities within the Restricted Area and (C) Employee does not engage in the Restricted Activities within the Restricted Area.

(g)    Non-Disparagement. Employee agrees that during Employee’s employment with Advance and for a period of one (1) year following the termination of employment with Advance, Employee will not take any action or make any statement which disparages Advance or its practices or which disrupts or impairs its normal operations.
(h)    Cooperation. During the period of Employee’s employment by Advance and for a period of one (1) year immediately following the termination of Employee’s employment with Advance for any reason, Employee agrees to be reasonably available to assist Advance, its Related Entities and their respective representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving Advance. Advance will reimburse Employee for all associated reasonable costs of travel.

(i)    No Prohibition Against Legal Representation. Notwithstanding any other provision in this Paragraph 10, as this Paragraph 10 relates to Employee’s practice of law and representation of clients, this provision is intended to be, and shall be interpreted as, consistent with the Virginia State Bar Rules of Professional Conduct (or similar rules in other jurisdictions), including, but not limited to, Rule 5.6(a), so as not to prohibit, limit or otherwise restrict Employee’s ability to practice law and represent any person or company nor to restrict any person or company from contacting or engaging Employee for legal representation purposes and the Company expressly agrees and acknowledges that Employee shall be free and unrestricted to provide legal representation to any agent, employee, employer, independent contractor, customer, Restricted company, or any other person or company who Employee is otherwise restricted or prohibited from interacting with in any manner pursuant to this Paragraph 10 consistent with the Virginia State Bar Rules of Professional Conduct( or similar rules in other jurisdictions) and there are no restrictions on any of them contacting Employee to request legal representation.

11.    Consideration for Agreement. Employee agrees that the defined severance benefits provided in this Agreement provide substantial and additional consideration for this Agreement.
12.    Reasonable Restrictions. Advance and Employee agree that the restrictions contained in this Agreement are necessary and reasonable to protect Advance’s legitimate business interests in its valuable Confidential Information, relationships with its employees, relationships and goodwill with its existing and prospective customers and vendors. Employee agrees that Employee’s skills, education and training qualify Employee to work and obtain employment which does not violate this Agreement and that the restrictions in this Agreement have been crafted as narrowly as possible to protect Advance’s legitimate business interests in its valuable Confidential Information, relationships with its employees, relationships and good will with its existing and prospective customers and suppliers.
13.    Equitable Relief. Employee acknowledges that the services to be rendered by Employee are of a special and intellectual character, which gives them a peculiar value, that Employee possesses unique skills, knowledge and ability, and that any breach of the provisions of this Agreement would cause Advance irreparable injury which would not reasonably or adequately be compensated by damages in an action at law. Therefore, Employee agrees that Advance shall be entitled, in addition to any other remedies it may have under this Agreement, at law, or otherwise, to immediate injunctive and other equitable relief to prevent or curtail any breach of this Agreement by Employee. Nothing in this Agreement shall prohibit Advance from seeking or recovering any legal or monetary damages to which it may be entitled if Employee breaches this Agreement.
14.    Severability. Employee and Advance expressly agree that the covenants and agreements contained in this Agreement are separate, severable, and divisible, and in the event any portion or portions of such paragraphs are declared invalid or unenforceable, the validity of the remaining paragraphs of this Agreement will not be affected. If any provision contained herein shall for any reason be held excessively broad or unreasonable as to time, territory, or interest to be protected, the court is hereby empowered and requested to construe said provision by narrowing or revising it, so as to make it reasonable and enforceable to the extent provided under applicable law.
15.    Representations. Employee represents and warrants to Advance that neither Employee’s acceptance of employment with Advance nor performance of Employee’s employment duties for Advance will violate any contract or arrangement, oral or written, to which Employee is a party or may be bound and does not or will not result in a breach by Employee of any covenant of nondisclosure, non-solicitation or non-competition or any other covenant or agreement owed by Employee to any person, corporation, or legal entity other than Advance.

16.    Waiver. The waiver by Advance of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee or of any of Advance’s rights hereunder.
17.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matters contained in the Agreement. This Agreement may not be changed or amended orally. Except as otherwise provided in Section 14, this Agreement may be changed or amended only by an agreement in writing duly signed by Advance and Employee. This Agreement supersedes any prior or contemporaneous discussions, negotiations, understandings, arrangements, or agreements between Advance and Employee with respect to the subject matters contained in this Agreement.
18.    Enforcement. Employee agrees that should Advance prevail in an action to remedy the breach or threatened breach of this Agreement, including the recovery of damages from the Employee or any party who may have benefited from Employee’s breach or threatened breach or threatened breach of this Agreement, Advance will be entitled to recover from Employee its reasonable attorneys’ fees and costs. This Agreement shall not supersede or be in lieu of any other duty or agreement restricting activities referenced herein or addressing rights or remedies of Advance, but shall be in addition to any such other duties or agreements.
19.     Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to Advance:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: General Counsel

With a copy to:
Advance Auto Parts, Inc.
2635 E Millbrook Road
Raleigh, NC 27604
Attn: Chief Executive Officer

If to the Employee:
Natalie S. Schechtman

20.    Withholding. Anything to the contrary notwithstanding, all payments required to be made by Advance to the Employee or to the Employee’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Advance may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, Advance may, in its sole discretion, accept other provision for payment of taxes and withholdings as required by law, provided it is satisfied that all requirement s of law affecting its responsibilities to withhold have been satisfied.

21.     Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

22.    Consent to Jurisdiction and Venue. EMPLOYEE AGREES THAT IF ADVANCE SEEKS ENFORCEMENT OF THIS AGREEMENT AGAINST EMPLOYEE OR DAMAGES AGAINST EMPLOYEE FOR BREACH OF THIS AGREEMENT, WHETHER IN LAW OR EQUITY, ADVANCE MAY CHOOSE TO BRING ANY SUCH ACTION OR CLAIM IN THE ROANOKE COUNTY CIRCUIT COURT, ROANOKE VIRGINIA OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF VIRGINIA, TO THE EXTENT THAT SUCH COURT WOULD HAVE JURISDICTION OVER THE SUBJECT MATTER OF SUCH ACTION OR CLAIM. EMPLOYEE HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION AND VENUE OF SUCH COURTS. NOTHING CONTAINED HEREIN SHALL PROHIBIT ADVANCE FROM CHOOSING TO BRING ANY SUCH ACTION OR CLAIM IN ANY OTHER COURT IN ANY STATE WHICH WOULD HAVE JURISDICTION OVER SUCH ACTION OR CLAIM.
23.    Waiver of Jury Trial. EMPLOYEE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY LOYALTY OBLIGATIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EMPLOYEE, AND EMPLOYEE ACKNOWLEDGES THAT, EXCEPT FOR ADVANCE’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH ADVANCE HEREBY MAKES), COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EMPLOYEE’S OWN FREE WILL, AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

24.    Binding Effect. The covenants, terms, and provisions set forth in this Agreement shall inure to the benefit of and be enforceable by Advance and its successors, assigns, and successors-in-interest, including, without limitation, any corporation, partnership, or other entity with which Advance may be merged or by which it may be acquired. Employee may not assign Employee’s rights and obligations under this Agreement to any other party.

25.    Employment At-Will Relationship. Employee and Advance agree that nothing in this Agreement alters the at-will nature of Employee’s employment relationship with Advance and that either Employee or Advance may terminate the employment relationship at any time for any lawful reason.
26.    Counsel. Employee has reviewed the contents of this Agreement and fully understands its terms. Employee acknowledges that Employee is fully aware of Employee’s right to the advice of counsel independent from that of Advance and that Employee fully understands the potentially adverse interests of the parties with respect to this Agreement. Employee further acknowledges that neither Advance nor its counsel has made representations or given any advice to Employee with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement, that Employee has been advised of the importance of seeking independent counsel with respect to such consequences, and that Employee had obtained independent counsel with respect to such consequences. By executing this Agreement, Employee represents that Employee has, after being advised of the potential conflicts between Employee and Advance with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.
27.    Titles. Titles to the paragraphs and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph or subsection.
28.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
29.    Binding Effect of Execution. Advance and Employee agree that this Agreement shall not bind or be enforceable by or against either party until this Agreement has been duly executed by both Employee and Advance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Advance Auto Parts, Inc. and Employee have executed this Agreement as of the day and year first set forth above.

Advance Auto Parts, Inc.:
By: /s/ Thomas R. Greco

Print Name: Thomas R. Greco

Title: President and Chief Executive Officer and Director

Natalie Rothman Schechtman
Signature: /s/ Natalie Schechtman

Print Name: Natalie Schechtman

Address: ________________________

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Advance Auto Parts, Inc.

I further certify that I have, to the best of my knowledge, complied with all the terms of my Loyalty Agreement with Advance Auto Parts, Inc.

Date: ___________________

______________________________________________
Employee’s Signature

______________________________________________
Print Employee Name

EXHIBIT B

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

____ None
____ Additional Sheets Attached

Date: _______________________

_______________________________________________
Employee’s Signature

_______________________________________________
Print Employee Name

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